FOR IMMEDIATE RELEASE

Date:	October 24, 2011
Contacts:	Ken Taylor, EVP/CFO, or Kevin McPhaill, EVP/Chief Banking Officer
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS INCREASE IN NET INCOME

Porterville, CA – October 24, 2011 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its financial results for the quarter and the nine months ended September 30, 2011.  Sierra Bancorp recognized net income of $2.526 million and diluted earnings per share of $0.18 for the quarter, while its annualized return on average equity was 6.00% and return on average assets was 0.74%.  The financial results for the third quarter of 2011 represent significant improvement relative to $887,000 in net income and $0.08 earnings per share in the third quarter of 2010, and also reflect an increase in net income over the immediately preceding quarter.  The increase relative to the third quarter of the prior year is primarily the result of lower OREO write-downs, a reduced provision for loan and lease losses, and certain accrual adjustments, which offset lower net interest income and a drop in investment gains.

For the first nine months of 2011 the Company’s net income totaled $6.239 million, diluted earnings per share were $0.44, return on average equity was 5.09%, and return on average assets was 0.63%.  Notable balance sheet changes in the first nine months of 2011 include the following:  Loan balances declined by $47 million, or 6%; investment securities and fed funds sold increased by $98 million, or 29%; cash and due from banks increased by $16 million, or 37%; core non-maturity deposits grew $47 million, or 7% (although there was a shift from money market deposits into our new interest-bearing business demand deposit product); customer time deposits show a $21 million, or 5%, decline; the Company added $15 million in longer-term wholesale-sourced brokered deposits; and non-deposit borrowings also increased by $15 million.  Nonperforming assets were at approximately the same level as at year-end 2010, although performing restructured troubled debt balances increased by $22 million, or 176%, as we continue to work with borrowers to resolve potential problem credits in the manner most beneficial to the Company.  The Company’s allowance for loan and lease losses was 2.70% of total loans at September 30, 2011, up from 2.62% at the end of 2010.

“Overall we’re pleased with the Company’s third quarter performance, with net interest income increasing slightly relative to the second quarter of 2011, service charge income holding steady, and credit-related costs declining,” commented James C. Holly, President and CEO.  “However, we could still have a few challenging quarters ahead of us as we continue to work diligently on improving credit quality,” he added.

Sierra Bancorp Financial Results
October 24, 2011

Financial Highlights

As noted above, net interest income declined in 2011 relative to 2010.  Net interest income fell by $475,000, or 3%, for the third quarter of 2011 relative to the third quarter of 2010, and dropped by $2.471 million, or 6%, for the first nine months of 2011 relative to the first nine months of 2010.  The decline for the quarter is the result of a 29 basis point drop in the Company’s net interest margin, partially offset by a $35 million increase in average interest-earning assets.  For the comparative year-to-date periods, the reduced level of net interest income is due to a 29 basis point net interest margin decline partially offset by a $6 million increase in average interest-earning assets.  Negative factors impacting the Company’s net interest margin in 2011 include a shift from average loan balances into lower-yielding investment balances, and lower loan yields resulting from increased competition for quality loans.  However, these negatives were partially offset by a reduced reliance on interest-bearing liabilities resulting from increases in the average balances of non-interest bearing demand deposits and equity, and a shift in average balances from time deposits and non-deposit borrowings into lower-cost core deposits.  Also having a favorable impact on the Company’s net interest margin was a lower level of net interest reversals on loans placed on non-accrual:  Net interest reversals totaled $215,000 in the third quarter of 2011 and $145,000 for the first nine months of 2011, while there were net interest reversals of $260,000 in the third quarter of 2010 and $665,000 in the first nine months of 2010.  Management has concluded that the Company’s net interest margin could continue to experience slight contraction due to heightened competitive pressures on loan yields, and that effect will be exacerbated if the negative trend in loan balances is not reversed.

The Company’s loan loss provision was reduced by $3.380 million, or 53%, in the third quarter of 2011 relative to the third quarter of 2010, and by $3.680 million, or 28%, for the comparative nine-month periods.  Thus far in 2011, the loan loss provision has been utilized to provide specific reserves for impaired loans and to replenish reserves subsequent to loan charge-offs.  Net loans charged off in 2011 totaled $3.219 million in the third quarter and $10.246 million for the first nine months, while net loans charged off in 2010 were significantly higher at $11.420 million for the third quarter and $17.161 million for the first nine months.

Income derived from service charges on deposits declined by $520,000, or 18%, in the third quarter of 2011 relative to the third quarter of 2010, and by $1.409 million, or 16%, for the first nine months of 2011 relative to the same period in the previous year.  The drop was centered in overdraft income, with returned item and overdraft charges falling by $524,000, or 24%, for the third quarter, and by $1.559 million, or 25%, for the first nine months.  The drop in overdraft income is a function of changing regulatory expectations and the associated promulgation of new guidance, which has led to successive procedural and fee adjustments at the Bank.  There were no material changes in loan sale and servicing income for the comparative quarters, but we realized a $2.6 million gain on the sale of investments in the third quarter of 2010 that was not repeated in 2011.

Other non-interest income declined by $540,000, or 38%, for the quarter, and by $465,000, or 13%, for the comparative year-to-date periods.  This decline was primarily due to a drop in total BOLI income of $681,000 for the comparative quarters and $474,000 for the year-to-date periods, resulting from losses on bank-owned life insurance (BOLI) associated with deferred compensation plans in 2011 relative to gains in 2010.  Income on operating leases was also lower and losses on the sale of OREO properties increased in 2011 relative to 2010, adding to the unfavorable variance caused by the drop in BOLI income.  Partially offsetting these unfavorable differences were favorable variances in other non-interest income categories, including the following:  Costs associated with low-income housing tax credit investments, which are accounted for as a reduction in income, were lower in the third quarter of 2011 due to accrual adjustments made in that quarter, although similar adjustments were made in the second quarter of 2010 so year-to-date tax-credit costs actually reflect a slight increase; debit card interchange income was higher; merchant fees increased; and, aggregate ATM fees also increased due to a higher level of non-customer usage.

With regard to non-interest expense, salaries and benefits increased by $267,000, or 6%, for the third quarter of 2011, and by $249,000, or 2%, for the first nine months, due in large part to the partial reversal of accrued bonuses in the third quarter of 2010.  Other significant variances in salaries and benefits include a drop in deferred compensation expense totaling $326,000 for the third quarter and $200,000 for the comparative year-to-date periods due to losses on deferred compensation plans in 2011 (related to the reduction in BOLI income discussed above), and an increase in the level of salaries that are directly related to successful loan originations and are thus deferred and amortized over the life of the related loans.  Occupancy expense was about the same in the third quarter of 2011 as in the third quarter of 2010, but reflects a decline of $345,000, or 6%, for the first nine months of 2011 due to a drop in depreciation expense, lower maintenance/repair costs, and the January 2011 closure of a branch with a relatively costly lease.

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Sierra Bancorp Financial Results
October 24, 2011

Other non-interest expenses fell by $4.307 million, or 52%, for the third quarter of 2011 relative to the third quarter of 2010, and by $4.395 million, or 25%, for the first nine months of 2011 relative to the first nine months of 2010.  The principal reason for the decline is a drop in OREO write-downs, which were $3.509 million lower for the quarterly comparison and declined by $2.817 million on a year-to-date basis.  OREO operating expense was also lower, declining by $138,000 for the third quarter and by $355,000 for the first nine months of 2011.  Furthermore, the Company adjusted its FDIC assessment accrual in the third quarter of 2011 to more accurately reflect expectations for actual billings for 2011, thereby contributing to a $526,000 decline in FDIC costs in the third quarter of 2011 and a $692,000 decline for the first nine months of 2011 relative to like periods in the previous year.  Deferred compensation accruals for the Company’s directors also dropped by $328,000 for the third quarter and $193,000 for the first nine months of 2011, due to losses on directors’ deferred compensation plans in 2011.  Also contributing to the decline in other non-interest expense for the year-to-date period were a decline in deposit services expense of $163,000 due to lower costs associated with online-only deposit accounts, and $181,000 in non-recurring vendor credits for prior-year overcharges on processing software which were received in the first quarter of 2011.

The Company’s provision for income taxes was 25% of pre-tax income in the third quarter of 2011 relative to a negative provision in the third quarter of 2010, and the Company had an 11% income tax provision for the first nine months of 2011 relative to a provision of less than 1% of pre-tax income for the first nine months of 2010.  The higher provision rate in 2011 is primarily the result of a drop in tax-exempt BOLI income, and an increase in taxable income relative to the Company’s available tax credits.  Tax credits include those related to investments in low-income housing tax credit funds, as well as hiring tax credits.

Balance sheet changes during the nine months ended September 30, 2011 include an increase in total assets of $65 million, or 5%, due to growth in investment securities and an increase in cash and balances due from banks, partially offset by lower loan balances.  Surplus liquidity was generated during the period from growth in deposits and loan runoff, and much of that liquidity was deployed into agency-issued mortgage-backed securities and municipal bonds, hence the $98 million increase in investment balances.  The $16 million increase in cash and balances due from banks was primarily from an increase in interest-bearing balances at the Federal Reserve Bank, due again to excess liquidity.

Gross loan and lease balances declined $47 million, or 6%, during the nine months ended September 30, 2011.  Runoff in the normal course of business, prepayments, transfers to OREO, and charge-offs have reduced loan balances, and weak loan demand from quality borrowers and aggressive competition have hindered the Company’s ability to counteract this contraction.  The only loan categories shown on the summary balance sheet which grew during the first nine months of 2011 were agricultural production loans, which increased by $3 million, or 20%, and SBA loans, which were up by close to $2 million, or 8%.

The $67 million balance of nonperforming assets at September 30, 2011 is about the same as the balance at year-end 2010, but is well below the $77 million balance reported at September 30, 2010 and the $80 million balance reported at September 30, 2009.  All of the Company’s impaired assets have been reviewed recently, and are either well-reserved based on current loss expectations or are carried at the fair value of the underlying collateral, net of expected disposition costs.  In addition to nonperforming assets, the Company had $34.4 million in performing restructured troubled debt (TDR’s) as of September 30, 2011, an increase of $22.0 million, or 176%, relative to year-end 2010.  The increase is primarily due to the restructuring of loans associated with two relatively large relationships, in order to ensure the borrowers’ continued ability to service the loans.

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Sierra Bancorp Financial Results
October 24, 2011

The Company’s allowance for loan and lease losses was $20.5 million as of September 30, 2011.  This represents a slight decline relative to the balance at December 31, 2010, although the allowance increased to 2.70% of total loans at September 30, 2011 from 2.62% at December 31, 2010 because loan balances are lower.  Management’s detailed analysis indicates that the Company’s allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of September 30, 2011, although no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance.

Total deposits increased by $41 million, or 4%, during the first nine months of 2011.  Non-maturity deposits were up $47 million, or 7%, due in part to aggressive deposit acquisition programs, and included in that increase were increases of $35 million, or 14%, in non-interest bearing demand deposits, and $17 million, or 22%, in savings deposits.  Money market deposits, however, show a decline of $78 million, or 50%, for the first nine months of 2011, while interest-bearing transaction accounts increased by $74 million, or 40%.  This shift is due to the fact that the Company introduced a new interest-bearing demand deposit account for businesses in August 2011, which is included in interest-bearing transaction accounts along with NOW account balances.  The new account serves the same purpose as the money market deposit sweep program but is more efficient and does not require third-party facilitation, hence the Company encouraged the transfer of balances from the money market sweep program into the new account.  Customer time deposits declined $21 million, or 5%, due to the non-renewal of time deposits managed by the Company’s Treasury Department.  The Company added $15 million in longer-term wholesale-sourced brokered deposits for interest rate risk management purposes, in order to create a more defensive posture for the eventuality of rising interest rates.  Short-term Federal Home Loan Bank borrowings also increased by $10 million during the first nine months of the year, and other borrowings increased by $5 million subsequent to a customer’s transfer of balances from money market deposits into a non-deposit sweep account.

Total capital increased by $9 million, or 5%, during the first nine months of the year, to $168 million at September 30, 2011, and risk-based capital ratios continue to improve.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 34th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley.  The Company has 25 branch offices, an agricultural credit center, an SBA center, and an online “virtual” branch, with over 400 employees.

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company.  Readers are cautioned not to unduly rely on forward looking statements.  Actual results may differ from those projected.  These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10-K and Form 10-Q.

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Sierra Bancorp Financial Results
October 24, 2011

CONSOLIDATED INCOME STATEMENT	3-Month Period Ended:			9-Month Period Ended:
(in $000's, unaudited)	9/30/2011	9/30/2010	% Change	9/30/2011	9/30/2010	% Change
Interest Income	$14,939	$15,908	-6.1%	$44,310	$48,471	-8.6%
Interest Expense	1,392	1,886	-26.2%	4,290	5,980	-28.3%
Net Interest Income	13,547	14,022	-3.4%	40,020	42,491	-5.8%

Provision for Loan & Lease Losses	3,000	6,380	-53.0%	9,600	13,280	-27.7%
Net Int after Provision	10,547	7,642	38.0%	30,420	29,211	4.1%

Service Charges	2,439	2,959	-17.6%	7,140	8,549	-16.5%
Loan Sale & Servicing Income	44	29	51.7%	104	76	36.8%
Other Non-Interest Income	886	1,426	-37.9%	3,174	3,639	-12.8%
Gain (Loss) on Investments	-	2,639	-100.0%	-	2,639	-100.0%
Total Non-Interest Income	3,369	7,053	-52.2%	10,418	14,903	-30.1%

Salaries & Benefits	4,849	4,582	5.8%	15,760	15,511	1.6%
Occupancy Expense	1,787	1,774	0.7%	4,987	5,332	-6.5%
Other Non-Interest Expenses	3,932	8,239	-52.3%	13,078	17,473	-25.2%
Total Non-Interest Expense	10,568	14,595	-27.6%	33,825	38,316	-11.7%

Income Before Taxes	3,348	100	3248.0%	7,013	5,798	21.0%
Provision for Income Taxes	822	(787)	-204.4%	774	27	2766.7%
Net Income	$2,526	$887	184.8%	$6,239	$5,771	8.1%

Tax Data
Tax-Exempt Muni Income	$716	$695	3.0%	$2,153	$2,012	7.0%
Tax-Exempt BOLI Income	$(197)	$484	-140.7%	$433	$908	-52.3%
Interest Income - Fully Tax Equiv	$15,325	$16,282	-5.9%	$45,469	$49,554	-8.2%

Net Charge-Offs (Recoveries)	$3,219	$11,420	-71.8%	$10,246	$17,161	-40.3%

PER SHARE DATA	3-Month Period Ended:			9-Month Period Ended:
(unaudited)	9/30/2011	9/30/2010	% Change	9/30/2011	9/30/2010	% Change
Basic Earnings per Share	$0.18	$0.08	125.0%	$0.45	$0.50	-10.0%
Diluted Earnings per Share	$0.18	$0.08	125.0%	$0.44	$0.49	-10.2%
Common Dividends	$0.06	$0.06	0.0%	$0.18	$0.18	0.0%

Wtd. Avg. Shares Outstanding	14,051,614	11,650,137		14,015,583	11,642,517
Wtd. Avg. Diluted Shares	14,097,368	11,738,067		14,081,936	11,728,261

Book Value per Basic Share (EOP)	$11.97	$11.88	0.8%	$11.97	$11.88	0.8%
Tangible Book Value per Share (EOP)	$11.58	$11.41	1.5%	$11.58	$11.41	1.5%

Common Shares Outstanding (EOP)	14,062,259	11,650,741		14,062,259	11,650,741

KEY FINANCIAL RATIOS	3-Month Period Ended:		9-Month Period Ended:
(unaudited)	9/30/2011	9/30/2010	9/30/2011	9/30/2010
Return on Average Equity	6.00%	2.49%	5.09%	5.56%
Return on Average Assets	0.74%	0.27%	0.63%	0.58%
Net Interest Margin (Tax-Equiv.)	4.56%	4.85%	4.64%	4.93%
Efficiency Ratio (Tax-Equiv.)	60.50%	76.10%	64.54%	67.35%
Net C/O's to Avg Loans (not annualized)	0.42%	1.35%	1.33%	1.99%

AVERAGE BALANCES	3-Month Period Ended:			9-Month Period Ended:
(in $000's, unaudited)	9/30/2011	9/30/2010	% Change	9/30/2011	9/30/2010	% Change
Average Assets	$1,351,361	$1,323,857	2.1%	$1,328,227	$1,323,260	0.4%
Average Interest-Earning Assets	$1,211,897	$1,177,251	2.9%	$1,187,511	$1,181,636	0.5%
Average Loans & Leases	$759,512	$843,967	-10.0%	$772,979	$862,591	-10.4%
Average Deposits	$1,115,966	$1,100,700	1.4%	$1,098,457	$1,104,263	-0.5%
Average Equity	$167,165	$141,384	18.2%	$163,805	$138,684	18.1%

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Sierra Bancorp Financial Results
October 24, 2011

STATEMENT OF CONDITION	End of Period:
(in $000's, unaudited)	9/30/2011	12/31/2010	9/30/2010	Annual Chg
ASSETS
Cash and Due from Banks	$58,305	$42,435	$41,693	39.8%
Securities and Fed Funds Sold	429,828	331,940	318,510	34.9%

Agricultural	16,122	13,457	10,214	57.8%
Commercial & Industrial	100,378	105,002	111,459	-9.9%
Real Estate	583,292	622,880	638,876	-8.7%
SBA Loans	20,141	18,616	19,022	5.9%
Consumer Loans	38,706	45,585	47,707	-18.9%
Gross Loans & Leases	758,639	805,540	827,278	-8.3%
Deferred Loan Fees	403	113	(49)	-922.4%
Loans & Leases Net of Deferred Fees	759,042	805,653	827,229	-8.2%
Allowance for Loan & Lease Losses	(20,492)	(21,138)	(19,834)	3.3%
Net Loans & Leases	738,550	784,515	807,395	-8.5%

Bank Premises & Equipment	19,455	20,190	20,128	-3.3%
Other Assets	105,104	107,491	112,329	-6.4%
Total Assets	$1,351,242	$1,286,571	$1,300,055	3.9%

LIABILITIES & CAPITAL
Non-Interest Demand Deposits	$286,474	$251,908	$245,424	16.7%
Int-Bearing Transaction Accounts	258,213	184,360	181,771	42.1%
Savings Deposits	91,339	74,682	72,266	26.4%
Money Market Deposits	78,180	156,170	152,296	-48.7%
Customer Time Deposits	364,413	385,154	437,798	-16.8%
Wholesale Brokered Deposits	15,000	-	-
Total Deposits	1,093,619	1,052,274	1,089,555	0.4%

Junior Subordinated Debentures	30,928	30,928	30,928	0.0%
Other Interest-Bearing Liabilities	44,633	29,650	27,260	63.7%
Total Deposits & Int.-Bearing Liab.	1,169,180	1,112,852	1,147,743	1.9%

Other Liabilities	13,737	14,122	13,843	-0.8%
Total Capital	168,325	159,597	138,469	21.6%
Total Liabilities & Capital	$1,351,242	$1,286,571	$1,300,055	3.9%

CREDIT QUALITY DATA	End of Period:
(in $000's, unaudited)	9/30/2011	12/31/2010	9/30/2010	Annual Chg
Non-Accruing Loans	$48,544	$45,954	$51,464	-5.7%
Foreclosed Assets	18,185	20,691	25,898	-29.8%
Total Non-Performing Assets	$66,729	$66,645	$77,362	-13.7%

Performing TDR's (not incl. in NPA's)	$34,426	$12,465	$12,042	185.9%

Non-Perf Loans to Total Loans	6.40%	5.70%	6.22%
NPA's to Loans plus Foreclosed Assets	8.59%	8.07%	9.07%
Allowance for Ln Losses to Loans	2.70%	2.62%	2.40%

OTHER PERIOD-END STATISTICS	End of Period:
(unaudited)	9/30/2011	12/31/2010	9/30/2010
Shareholders Equity / Total Assets	12.5%	12.4%	10.7%
Loans / Deposits	69.4%	76.6%	75.9%
Non-Int. Bearing Dep. / Total Dep.	26.2%	23.9%	22.5%
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